Exhibit 10.11

WESTMORELAND COAL COMPANY
2001 DIRECTORS COMPENSATION POLICY

1.	POLICY STATEMENT

It is the policy of the Company to pay Directors for attendance at meetings of the Board of Directors, meetings of Committees of the Board of Directors, Quarterly Retainer Fees, and an Annual Cash/Stock Retainer Fee.

2.	FUTURE OF THE POLICY

Although the Company expects to continue the provisions of this policy, the Board of Directors and its Compensation and Benefits Committee reserves the right to change or amend any and all terms and conditions of this policy, or to terminate this policy in its entirety at its discretion at any time in the future.

3.	PROCEDURE

3.1 Eligibility

All outside Directors are covered under this policy. Directors paid a salary by the Company are not entitled to compensation for attendance at meetings of the Board of Directors, nor Committees of the Board of Directors, nor payment of Retainer Fees.

3.2 Determination of Payment

Each Director will be paid $1000 for each regular or telephonic meeting of the Board of Directors that is attended.

Each Committee member will be paid $1000 for each meeting of the Committee held either by telephone or at a designated meeting place that is attended. Committees of the Board are: Executive, Compensation and Benefits, Audit, and Corporate Governance.

Chairmen of the Committees will be paid $1,250 per Committee meeting attended.

At the end of each calendar quarter (March, June, September and December), Directors will be paid a Quarterly Retainer Fee in the amount of $2,250.

At the end of December of each year each outside Director will be paid an Annual Retainer Fee in the amount of $6,000 which may be taken in either stock or cash.